Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Zymeworks Inc.

We consent to the use in this registration statement on Form F-1 of Zymeworks Inc. of our report dated March 17, 2017, except as to note 18 (c) which is as of April 13, 2017, with respect to the consolidated balance sheets of Zymeworks Inc. as of December 31, 2015 and December 31, 2016, and the related consolidated statements of changes in redeemable convertible preferred shares, special shares and shareholders’ equity, loss and comprehensive loss, and cash flows for each of the years in the three year period ended December 31, 2016, which report appears in such registration statement. We also consent to the reference to our firm under the heading “Experts” in such registration statement.

We also consent to the use in this registration statement on Form F-1 of Zymeworks Inc. of our report dated October 11, 2016, with respect to the balance sheets of Kairos Therapeutics Inc. as at December 31, 2015 and March 31, 2015, and the related statements of loss and comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for the nine months ended December 31, 2015 and the year ended March 31, 2015, which report appears in such registration statement. We also consent to the reference to our firm under the heading “Experts” in such registration statement. Our report dated October 11, 2016 contains an explanatory paragraph that states that Kairos Therapeutics Inc. has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Professional Accountants

April 17, 2017

Vancouver, Canada